Exhibit 99.1

P.O. Box 717        Pittsburgh, PA 15230-0717 (412) 787-6700

From:      Gail A. Gerono

                Vice President, Investor Relations

                412 787-6795

— NEWS RELEASE —

CALGON CARBON ANNOUNCES THIRD QUARTER RESULTS

Board Declares Dividend

PITTSBURGH, PA — October 21, 2004 – Calgon Carbon Corporation (NYSE:CCC) announced results for the third quarter ended September 30, 2004.

Sales for the third quarter were $83.0 million versus third quarter 2003 sales of $66.6 million, an increase of 24.7%. The company reported net income of $1.3 million, as compared to $1.2 million for the third quarter of 2003, a 3.8% increase. Earnings per share on a diluted basis for the third quarter of 2004 were $0.03, the same as for the comparable period in 2003. Sales of the former Specialty Products Division of Waterlink, Inc. (Waterlink), which Calgon Carbon acquired in February 2004, were $14.0 million for the third quarter of 2004. Foreign currency translation had a $2.7 million positive effect on sales for the quarter due to the stronger Euro.

For the third quarter of 2004, sales from the Activated Carbon and Service segment increased 15.5% versus the comparable period in 2003. Excluding the contribution from Waterlink, sales in this segment declined 5.5%. In 2003, the company provided activated carbon for a new drinking water treatment facility in Asia and services to a single large customer for perchlorate removal from drinking water. There were no replacements for these sales in the third quarter of 2004.

Equipment sales increased 110.0% in the third quarter of 2004 as compared to the third quarter of 2003. Excluding Waterlink sales, this segment was up 67.1% due to higher sales of solvent recovery and ion exchange systems.

A 5.3% increase in Consumer sales for the third quarter of 2004 was attributable to higher charcoal sales. However, most of the increase was due to the impact of foreign exchange.

Consolidated gross profit before depreciation and amortization as a percentage of sales for the third quarter of 2004 was 27.4% as compared to 30.0% for the comparable period in 2003. The decrease was due to mix and competitive pricing pressures in the Activated Carbon and Service segment.

Operating expense for the third quarter of 2004, including $1.8 million related to Waterlink, increased 8.8%. As a percentage of sales, operating expense for the third quarter of 2004 was 17.2% versus 19.7% for the third quarter of 2003. Excluding the Waterlink expenses, operating expense declined by 4.9% quarter-over-quarter. This decrease was attributable to aggressive cost reduction efforts.

Sales for the nine months ended September 30, 2004 were $251.4 million, versus $208.7 million for the comparable period in 2003, an increase of 20.4%. Waterlink’s sales contribution for the nine months ended 2004 was $37.2 million. Year-to-date, foreign currency translation had a positive impact of $8.4 million on sales.

For the nine months ended September 30, 2004, the company reported net income of $5.0 million, versus $2.5 million for the nine months ended September 30, 2003, a 102.5% increase. Earnings per share on a diluted basis for the nine months ended September 30, 2004 were $0.13 versus $0.06 for the comparable period in 2003.

Calgon Carbon’s board of directors declared a dividend of $0.03 per share. Dividends will be payable to shareholders of record as of November 10, 2004, and will be payable on December 2, 2004.

Commenting on the quarter, John Stanik, president and chief executive officer of Calgon Carbon said, “The third quarter was more difficult than we anticipated. In Europe, there were contract delays for high-margin specialty carbons. In the U.S., the temporary closure of our carbon manufacturing plant in Mississippi due to a hurricane and rising energy prices also negatively affected results. We responded to these challenges by placing additional focus on our on-going cost reduction efforts which enabled us to achieve acceptable bottom-line results.

“In the third quarter we made excellent progress in implementing our new products strategic initiative. We completed development of a new UV-based wastewater disinfection system and of a family of adsorption systems for removal of arsenic from drinking water. Both product lines were launched in October, and we plan to introduce additional new products and expand existing product lines during the fourth quarter.”

Mr. Stanik concluded, “As we near the end of the first year of our strategic plan, we are confident that the changes we have implemented and those we plan to make will strengthen Calgon Carbon’s position in the marketplace going forward.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,200 people at 18 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Calgon Carbon Corporation

Segment Data

Segment Sales	3Q04	3Q03	YTD 2004	YTD 2003
Carbon and Service	60,392	52,325	183,874	160,330
Equipment	15,239	7,242	39,909	22,182
Consumer	7,366	6,996	27,583	26,186

Total Sales (thousands)	$82,997	$66,563	$251,366	$208,698

Segment Operating Income (loss)*	3Q04	3Q03	YTD 2004	YTD 2003
Carbon and Service	8,302	7,522	24,980	21,112
Equipment	379	(615)	(854)	(2,284)
Consumer	(155)	4	1,788	1,385

Total Income from operations (thousands)	$8,526	$6,911	$25,914	$20,213

Calgon Carbon Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$4,948	$8,954
Receivables	60,098	46,133
Inventories	60,044	51,811
Other current assets	27,651	24,210

Total current assets	152,741	131,108
Property, plant and equipment, net	131,084	128,956
Other assets	69,679	42,131

Total assets	$353,504	$302,195

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$604	$604
Other current liabilities	57,269	51,851

Total current liabilities	57,873	52,455
Long-term debt	84,900	53,600
Other liabilities	46,584	33,988

Total liabilities	189,357	140,043
Minority interest	346	279
Total shareholders’ equity	163,801	161,873

Total liabilities and shareholders’ equity	$353,504	$302,195

Calgon Carbon Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net Sales	$82,997	$66,563	$251,366	$208,698

Cost of Products Sold	60,234	46,566	179,623	145,535
Depreciation and Amortization	5,656	4,745	16,812	14,534
Selling, Administrative & Research	14,237	13,086	45,829	42,950

	80,127	64,397	242,264	203,019

Income from Operations	2,870	2,166	9,102	5,679
Interest Income (Expense) - Net	(770)	(392)	(1,903)	(1,272)
Equity Income (loss) in Calgon Mitsubishi Chemical Corporation	(69)	(20)	848	38
Other Income (Expense) - Net	(895)	(250)	(2,583)	(1,491)

Income Before Income Taxes and Minority Interest	1,136	1,504	5,464	2,954
Provision (benefit) for Income Taxes	(103)	331	546	650

Income Before Minority Interest	1,239	1,173	4,918	2,304
Minority Interest	27	47	48	148

Net Income	$1,266	$1,220	$4,966	$2,452

Net Income per Common Share
Basic and Diluted	$.03	$.03	$.13	$.06

Weighted Average Shares Outstanding (Thousands)
Basic	39,054	39,006	39,038	38,998

Diluted	39,367	39,233	39,352	39,123